Exhibit  10.17

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of January 1, 2004 by and between Donald T. Johnson Jr., a natural person (“Executive”), and Aftermarket Technology Corp., a Delaware corporation (“ATC”).  As used herein, the “Company” refers to ATC and/or any subsidiary of ATC.  The parties hereto agree as follows:

1.             Employment and Term.

(a)           Full Time and Best Efforts.  Subject to the terms set forth herein, the Company agrees to employ Executive in a management capacity and Executive hereby accepts such employment.  During the term of his employment, Executive will devote his full time, best efforts and attention to the performance of his duties hereunder and to the business and affairs of the Company and its subsidiaries.

(b)           Duties.  Executive shall perform such duties for the Company and its subsidiaries as are customarily associated with a management position, consistent with the Bylaws of the Company and as required by the officer or officers to whom Executive reports.

(c)           Company Policies.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with such employment policies and practices, this Agreement shall control.

(d)           Term.  The initial term of employment of Executive under this Agreement shall begin as of the date hereof and end on the third anniversary the date hereof, subject to the provisions for termination contained in Section 5 and renewal contained in Section 1(e).

(e)           Renewal.  Unless the Company shall have given Executive notice that this Agreement shall not be renewed at least 30 days prior to the end of the initial term referred to in Section 1(d), the term of this Agreement shall be automatically extended for a period of one year, such procedure to be followed in each such successive period.

2.             Compensation and Benefits.

(a)           Salary.  Executive shall receive for services to be rendered hereunder an annual base salary of $500,000, payable on the Company’s regular payroll dates, subject to increase at the discretion of the Company, and subject to standard withholdings for taxes and social security and the like.  The Company shall review Executive’s salary on a periodic basis and may, in its sole discretion, increase Executive’s salary.

(b)           Incentive Plans.  During the term hereof, Executive shall be eligible to participate in any annual incentive bonus plan and long-term incentive plan (including, without limitation, any stock option plan) of the Company generally available to Company employees of a level comparable to Executive.  Such participation shall be subject to and on a basis consistent with the terms, conditions and administration of any such plan.  Executive understands that (i) the Company shall have discretion to determine Executive’s level of participation in any such plan and (ii) any such plan may be modified or eliminated in the Company’s sole discretion in accordance with applicable law and the terms of such plan

(c)           Participation in Benefit Plans.  During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and accident, disability, retirement income or similar plan or program of the Company to the extent that he is eligible under the general provisions thereof.  The Company may, in its discretion and from time to time, establish additional management benefit programs as it deems appropriate.  Executive understands that any such plans may be modified or eliminated in the Company’s discretion in accordance with applicable law.

(d)           Vacation.  Executive shall be entitled to a period of annual paid vacation time equal to the period provided to employees of a comparable level by the Company’s policies and procedures.  The days selected for Executive’s vacation must be mutually agreeable to the Company and Executive.

3.             Perquisites.

(a)           Financial Planning/Club Dues Allowance.  During each calendar year during the term hereof, Executive will receive reimbursement for expenses incurred during such year for (i) personal financial/tax planning, (ii) estate planning (including legal fees) and (iii) club (e.g., country club, health club, social club) dues; provided, however, that the reimbursable amount for any such year shall not exceed 2% of Executive’s base salary paid during such year.

(b)           Automobile.  Executive shall be entitled to an annual automobile allowance of $20,000, subject to applicable withholding.

4.             Business Expenses.  Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder.

5.             Termination of Employment.  The date on which Executive’s employment by the Company ceases, under any of the following circumstances, shall be defined herein as the “Termination Date.”  All capitalized terms used in this Section 5 without definition will have the meanings set forth in Section 5(h).

(a)           Termination for Cause.  The Company may terminate Executive’s employment at any time for Cause immediately upon written notice to Executive of the circumstances leading to such termination for Cause.  If Executive’s employment is terminated for Cause, Executive shall receive payment for all accrued salary through the Termination Date (which in this event shall be the date upon which notice of termination is given) and the Earned

Benefits.  The Company shall have no obligation to pay severance of any kind nor to make any payment in lieu of notice if Executive is terminated for Cause.

(b)           Voluntary Termination.  Executive may voluntarily terminate his employment with the Company at any time upon 90 days’ prior written notice.  Within ten days after the Termination Date, Executive shall receive payment for all accrued salary through the Termination Date and the Earned Benefits, after which no further compensation of any kind or severance payment will be payable under this Agreement, unless the Board of Directors has determined that Executive has provided an orderly transition.  If such orderly transition occurs, a voluntary termination in such circumstances shall be treated as a Company termination without Cause and Executive shall be entitled to the payments and benefits provided in Section 5(d)(ii)(A).

(c)           Termination Upon Disability.  The Company may terminate Executive’s employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation in compliance with the Americans with Disabilities Act, for three consecutive months.  A termination in such circumstances shall be treated as a Company termination without Cause and Executive shall be entitled to the payments and benefits provided in Section 5(d)(ii)(A).  The foregoing shall not affect any rights that Executive may have under applicable workers’ compensation laws or any disability plan of the Company.

(d)           Termination Without Cause.  The Company may terminate Executive’s employment without Cause at any time upon 30 days’ prior written notice.  Executive will be deemed to have been terminated without Cause if the Company elects not to renew this Agreement pursuant to Section 1(e).  Within ten days after the Termination Date, Executive shall receive payment for all accrued salary through the Termination Date and the Earned Benefits.  In addition

(i)            During the Severance Period the Company will offer continued medical-related insurance coverage to Executive at the levels and at the rates applicable from time to time to comparable active employees of the Company.  Medical-related insurance coverage includes health, dental, vision and/or cancer.  COBRA continuation coverage eligibility shall commence as of the day following the end of the Severance Period.  Notwithstanding the above, coverage under the Company’s group medical plan shall cease on the date (A) Executive fails to pay the required premium on time, (B) Executive becomes eligible for coverage under Medicare or the group health plan of any other employer, or (C) the Company terminates its group medical plan as to all its employees.

(ii)           The Company shall pay Executive as severance the following:

(A)          If the Termination Date occurs other than within 18 months after a Change in Control, an amount equal to (x) Executive’s annual base salary as in effect immediately prior to the Termination Date multiplied by the Severance Factor plus (y) the Prorated Bonus.  The severance called for by clause (x) shall be paid in equal installments on each of the Company’s regular payroll dates during the Severance Period and the Prorated Bonus will be paid if and when the Company generally pays bonuses under the IC Plan to its other employees with respect to the Termination Year.

(B)           If the Termination Date occurs within 18 months after a Change in Control, an amount equal to (x) Executive’s annual base salary as in effect immediately prior to the Termination Date multiplied by the Severance Factor plus (y) 100% of Executive’s target bonus under the IC Plan for the Termination Year, plus (z) the Pro Forma Bonus.  The severance shall be paid in a single lump sum within ten days after the Termination Date.

(iii)          The Company will pay up to $25,000 of the cost of an executive level individualized career transition program through a professional outplacement firm mutually selected by the Company and the Executive if such program is initiated within 30 days after the Termination Date.

If Executive dies after the Termination Date, the payment or payments due thereafter under Section 5(d)(ii)(A) or (B) shall be made to Executive’s estate but the benefits provided in Sections 5(d)(i) and (iii) shall terminate as of the date of death.  As a condition to receiving the payments and benefits provided by this Section 5(d) (other than payment for all accrued salary through the Termination Date and the Earned Benefits, which shall be payable in any case), Executive shall execute and deliver to the Company on the Termination Date a general release in the form attached hereto as Exhibit A.

(e)           Fundamental Changes.  If the Company (i) materially diminishes Executive’s duties, authority, responsibility or compensation without performance justification, or (ii) breaches this Agreement in any material respect, Executive may terminate his employment, provided that Executive has given the Company 30 days’ written notice prior to such termination and the Company has not cured such diminution or breach, as the case may be, by the end of such 30-day period.  A termination in such circumstances shall be treated as a Change in Control termination and Executive shall be entitled to the payments and benefits provided in Section 5(d)(ii)(B).

(f)            No Other Payments or Benefits.  Except as otherwise expressly provided in this Agreement, (i) after the Termination Date Executive will not be entitled to any payments from the Company and (ii) on the Termination Date Executive’s participation in and coverage under the Company’s benefit programs (including the ATC Retirement Savings Plan (i.e., the 401(k) plan) and the Company’s group life and disability insurance plans) shall cease; provided that Executive shall retain any right to convert to individual coverage as permitted under these insurance plans and to any vested benefits under the 401(k) plan and the Company’s stock option plans.

(g)           Withholding.  Any amounts payable under this Section 5 shall be subject to standard withholdings for taxes and social security and the like.

(h)           Definitions.

(i)            “Cause” means the occurrence or existence of any of the following with respect to Executive, as determined by the Company in its sole discretion:

(A)          a material breach by Executive of (x) his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its affiliates that has not been approved by the Company, or (y) the terms of this Agreement, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof;

(B)           the material breach by Executive of any duty referred to in clause (A) above as to which at least one written notice has been given pursuant to clause (A);

(C)           any act of dishonesty, misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its affiliates;

(D)          the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude;

(E)           any intentional damage of a material nature to any property of the Company or any of its affiliates; or

(F)           the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that, in the reasonable determination of the Company renders Executive unfit to serve in his capacity as an employee of the Company or its affiliates.

(ii)           “Change in Control” means the first to occur of the following:

(A)          any sale or transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, unless, immediately after giving effect to such transaction, at least 85% of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee is “beneficially owned” by persons who, immediately prior to the transaction, beneficially owned 100% of the total voting power normally entitled to vote in the election of directors of the Company;

(B)           any Person or Group other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 35% of the total voting power in the aggregate of all classes of capital stock of the Company then outstanding normally entitled to vote in elections of directors, unless the percentage so owned by an Excluded Person is greater;

(C)           during any period of 12 consecutive months, individuals who at the beginning of such 12-month period constituted the Company’s Board of

Directors (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office; or

(D)          a reorganization, merger or consolidation of the Company the consummation of which results in the outstanding securities of any class of the Company’s capital stock being exchanged for or converted into cash, property and/or a different kind of securities, unless, immediately after giving effect to such transaction, at least 85% of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, of the entity surviving or resulting from such reorganization, merger or consolidation is “beneficially owned” by persons who, immediately prior to the transaction, beneficially owned 100% of the total voting power normally entitled to vote in the election of directors of the Company.

(iii)          “Earned Benefits” means any (x) bonus that is payable to Executive under the IC Plan with respect to the calendar year preceding the Termination Year but that has not been paid prior to the Termination Date, (y) vacation time that has accrued as of the Termination Date, and (z) other entitlements to cash payments that have accrued as of the Termination Date.

(iv)          “Excluded Person” has the meaning set forth in that certain Indenture dated as of August 2, 1994 by and among the Company, the Guarantors named therein and American Bank National Association.

(v)           “IC Plan” means the Company’s annual incentive compensation plan or similar plan instituted in place of the incentive compensation plan.

(vi)          “Person” and “Group” have the meanings used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, whether or not such sections apply to the transaction in question.

(vii)         “Pro Forma Bonus” means (A) the greater of (x) Executive’s bonus under the IC Plan for the Termination Year based on the Company’s projected performance for the Termination Year, such projection to be determined by annualizing the performance for those months of the Termination Year that are completed prior to the Termination Date, or (y) Executive’s target bonus under the IC Plan for the Termination Year multiplied by (B) a fraction (x) the numerator of which is the number of days that have elapsed in the Termination Year through the Termination Date and (y) the denominator of which is 365.

(viii)        “Prorated Bonus” means the bonus, if any, that would have been payable to Executive under the IC Plan with respect to the Termination Year multiplied by a fraction (A) the numerator of which is the number of days that have elapsed in the Termination Year through the Termination Date and (B) the denominator of which is 365.

(ix)           Severance Factor” means (A) 2.0 if this Agreement is terminated during the first 18 months after the date hereof, or (B) 1.5 if this Agreement is terminated following the first 18 months after the date hereof.

(x)            “Severance Period” means (A) the 24-month period following the Termination Date if this Agreement is terminated during the first 18 months after the date hereof, or (B) the 18-month period after the Termination Date if this Agreement is terminated following the first 18 months after the date hereof.

(xi)           “Termination Year” means the calendar year in which the Termination Date occurs.

6.             Proprietary Information Obligations.  Prior to and/or during the term of employment under this Agreement, Executive has had and/or will have access to and has become and/or will become acquainted with the confidential and proprietary information of the Business (as defined in Section 8) and the Company and its affiliates, including but not limited to confidential and proprietary information or plans regarding customer relationships; personnel; sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes and other compilations of information, records, and specifications (collectively “Proprietary Information”).  Executive shall not disclose any of the Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement, or at any time thereafter, except as required in the course of his employment hereunder or as authorized in writing by the Company.  All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the Business or the Company or its affiliates, whether prepared by Executive or otherwise coming into his possession prior to or during the term of this Agreement, shall remain the exclusive property of the Company or such affiliate and shall not be removed from the premises of the Company or its affiliate under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive’s duties hereunder, and if removed shall be immediately returned upon any termination of his employment and no copies thereof shall be kept by Executive.

7.             Noninterference. While employed by the Company and for a period of three years thereafter, Executive shall not, without the prior written consent of the Company, interfere with the Company or any of its affiliates by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing or assisting any person who is then employed by the Company or any of its affiliates to terminate such employment in order to become an employee, consultant or independent contractor to or for any employer other than the Company or such affiliate.

8.             Noncompetition.  Executive agrees that during the term of this Agreement and during (a) the 18 months after the Termination Date in the case of a termination of this Agreement for Cause or (b) the Severance Period in the case of any other termination of this Agreement, he will not, without the prior consent of the Company, directly or indirectly, have an interest in, be employed by, be connected with, or have an interest in (as an employee (whether full-time, part-time or temporary), consultant, officer, director, partner, stockholder, joint venturer, promoter or lender), any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business that is either (i) similar to the Business (or any portion thereof) and would benefit from the disclosure of the Company’s trade secrets or (ii) in competition with the Business (or any portion thereof) in any of the 50 states in the United States of America; provided, however, that the foregoing shall not prevent Executive from being a stockholder of less than 1% of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.  Without limiting the generality of the foregoing, a business will be deemed to be in competition with the Business at a given point in time if any of the customers of such business were customers of the Business at any time during the 18 months preceding the time in question.  As used herein, “Business” means any and all of the businesses in which the Company is engaged as of the Termination Date.

9.             Remedies.  Executive acknowledges that a breach or threatened breach by Executive of any the provisions of Sections 6, 7 or 8 will result in the Business and the Company and its affiliates suffering irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone.  Accordingly, Executive agrees that the Company shall be entitled to interim, interlocutory and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Company may become entitled should there be such a breach or threatened breach.

10.          Miscellaneous.

(a)           Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of (i) personal delivery (including personal delivery by telecopy, if a copy is sent by mail or overnight delivery), (ii) the business day following being sent through an overnight delivery service, or (iii) the third business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

Aftermarket Technology Corp.
One Oak Hill Center, Suite 400
Westmont, IL 60559
Attention:	General Counsel
Facsimile:	(630) 455-2621

To Executive:
Donald T. Johnson Jr.
12201 Howland Park Drive
Plymouth, Michigan 48170

With a copy to

Jeffrey B. Rock
Hasselberg, Rock, Bell & Kuppler LLP
4600 Brandywine Drive, Suite 200
Peoria, IL 61614-5591
Facsimile:	(309) 688-9430

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)           Severability.  The provisions of this Agreement are severable and, if any court of competent jurisdiction determines that any provision contained in this Agreement shall, for any reason, be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be reformed and construed so that such invalid or illegal or unenforceable provision would be valid, legal and enforceable to the maximum extent possible.

(c)           Entire Agreement.  This Agreement supersedes all prior and contemporaneous oral understandings and agreements with respect to the subject matter hereof.

(d)           Counterparts.  This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e)           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not delegate any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

(f)            Attorney’s Fees.  If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach therefore, the prevailing party shall be entitled to reasonable attorney’s fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

(g)           Amendments; No Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, and in the case of a waiver, by the party against whom the waiver is to be effective.  No waiver by a party of any breach of this Agreement shall be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent breach.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(h)           Governing Law and Venue.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws (without reference to choice or conflict of laws) of the State of Illinois.  The parties to this Agreement hereby irrevocably consent to the exclusive venue and jurisdiction of the state and federal courts sitting in the State of Illinois for any matter or controversy concerning either the existence or enforcement of this Agreement and hereby waive any contention that Illinois is an improper or inconvenient forum.

(i)            Construction.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  Neither party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against either party hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

/s/ Donald T. Johnson Jr.
Donald T. Johnson Jr.

AFTERMARKET TECHNOLOGY CORP.

By:	/s/ Joseph Salamunovich
Name:	Joseph Salamunovich
Title:	Vice President

GENERAL RELEASE

THIS GENERAL RELEASE is entered into by the undersigned (“Employee”) as of the date appearing next to Employee’s signature hereto.

WHEREAS, Employee’s employment with Aftermarket Technology Corp. and/or one of its subsidiaries (Aftermarket and its subsidiaries being referred to collectively as the “Company”) is being terminated and the Company will provide Employee with certain benefits upon the termination of employment provided that, among other things, Employee executes and delivers this General Release;

NOW, THEREFORE, Employee agrees as follows:

1.             General Release.  Employee hereby

(a)           releases and discharges the Company and its officers, directors, employees, benefit plan administrators and trustees, and agents (collectively, the “Released Parties”) from any and all claims, liabilities, demands and causes of action, whether known or unknown, fixed or contingent, that Employee may have or claim to have against any of the Released Parties relating to, or arising out of, Employee’s employment with the Company or the termination thereof, and

(b)           covenants not to initiate or participate in (except pursuant to a lawful subpoena) any lawsuit or other legal proceeding asserting any such claims, liabilities, demands or causes of action.

This General Release shall be broadly construed to include, but not be limited to, all claims under any federal, state, or local laws, statutes, regulations, or ordinances (including those prohibiting employment discrimination, such as the federal Age Discrimination in Employment Act), and all claims in contract or tort including, but not limited to, claims for breach of contract, negligence, defamation, and wrongful or retaliatory discharge.  This General Release does not include any claim Employee may have based upon facts occurring after the date that Employee executes this General Release.

2.             Knowing and Voluntary.  Employee acknowledges and agrees that: (a) Employee has read and understands this General Release in its entirety; (b) Employee has been advised in writing to consult with an attorney concerning this General Release before signing it; (c) Employee has 21 calendar days after receipt of this General Release to consider its terms before signing it; (d) Employee has the right to revoke this General Release in full within seven calendar days of singing it and that none of the terms and provisions of this General Release shall become effective or be enforceable until such revocation period has expired; (e) nothing contained in this General Release waives any claim that may arise after the date of its execution; and (f) Employee is executing this General Release knowingly and voluntarily, without duress or reservation of any kind, and after giving the matter full and careful consideration.

IN WITNESS WHEREOF, the undersigned has executed this General Release as of the date set forth below.

Executed: , 20	EMPLOYEE:

[NAME]